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                     February 7, 2023

       Alicia Dietzen, Esq.
       General Counsel
       KnowBe4, Inc.
       33 N. Garden Ave, Ste 1200
       Clearwater, FL 33755

                                                        Re: KnowBe4, Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 14,
2022
                                                            File No. 001-40351

       Dear Alicia Dietzen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Megan Baier